The transactions pursuant to the joint share transfer described in this press release involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 11, 2022

To Whom It May Concern

Company Name	The Aichi Bank, Ltd.
Representative Name	Yukinori Ito, President
(Code: 8527, Tokyo Stock Exchange Prime, Nagoya Stock Exchange Premier)

Company Name	The Chukyo Bank, Limited
Representative Name	Hideo Kobayashi, President
(Code: 8530, Tokyo Stock Exchange Prime, Nagoya Stock Exchange Premier)

Notice Regarding the Execution of the Definitive Agreement on Establishment of a Joint Holding Company by The Aichi Bank, Ltd. and The Chukyo Bank, Limited (Joint Share Transfer), Development of a Share Transfer Plan, and Dividend of Surplus (Special Dividend)

The Aichi Bank, Ltd. (President: Yukinori Ito, hereinafter “Aichi Bank”) and The Chukyo Bank, Limited (President: Hideo Kobayashi, hereinafter “Chukyo Bank”, with both Aichi Bank and Chukyo Bank jointly referred to as the “Banks”), in accordance with a basic agreement (hereinafter the “Basic Agreement”), as a result of the Board of Directors meetings held at each Bank as of the present date, and assuming the approval of the Banks’ general meetings of shareholders, the acquisition of permission from relevant authorities, and MUFG Bank, Ltd. (hereinafter “MUFG Bank”) tendering all of its 8,534,385 Chukyo Bank Shares to the Treasury Stock Tender Offer (defined in 2. below), thereby legally completing the settlement of the Treasury Stock Tender Offer, the Banks have both resolved to form the “Aichi Financial Group, Inc.” (hereinafter the “Joint Holding Company”), which would function as the parent company to which the Banks will become wholly owned subsidiaries, via a joint share transfer method on October 3, 2022 (hereinafter the “Share Transfer”), on the overview of the Joint Holding Company, as well as on the terms and conditions of the Share Transfer. Both Banks having executed a business integration agreement (hereinafter the “Business Integration Agreement”), and jointly developed a share transfer plan as of today, and therefore announce each as follows.

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I． Business Integration

1. Overview of Business Integration

(1) History of Business Integration

Aichi Bank and Chukyo Bank, as local financial institutions with their main branches located in Aichi Prefecture, which is a center for a variety of industries, have fulfilled their social missions and built solid operation bases with the support from local residents.

With recent changes in industrial structures and social environments nationwide such as environmental problems and the post-COVID-19 environment, in the Aichi Prefecture and the surrounding Tokai area in which the Banks operate (the “Region”), customer needs are becoming more sophisticated and diversified as the management issues of business customers and the lifestyles of individual customers change and the Banks believe they are at a turning point in terms of expanding their business opportunities with increased missions and roles as local financial institutions. While the market is becoming increasingly competitive with new entrants in the financial area from different industries such as fintech companies, the Banks are required to develop new financial businesses that can be the primary source of revenue, not just as competitors of those new entrants, but by establishing business alliances that utilize their respective technologies and operating bases and by effectively taking advantage of deregulation under the Banking Act, thereby building a sustainable profit base and contributing to the local community as local financial institutions.

Being aware of such management environment and issues and continuing to respond to the expectations of local residents while the competition with other financial institutions including those in adjacent prefectures intensifies in the fertile market of the Region, which is expected to expand, the Banks decided that the best option to contribute to the development of their stakeholders is to utilize the management resources and strengths of the Banks that have built their operation bases in the Region over many years, achieve business integration between urban financial institutions, enhance their competitive edge by displaying an outstanding presence, and continue providing advanced financial services.

As they have already announced through the December 10, 2021 press release entitled “Notice Regarding Basic Agreement on Business Integration between The Aichi Bank, Ltd. and The Chukyo Bank, Limited,” both Banks have been advancing deliberations and considerations in anticipation of a business integration (hereinafter the “Business Integration”), which will proceed under a basic policy of the formation of a joint holding company, targeted for October 3, 2022, via the Share Transfer, and a future merger of both Banks under the Joint Holding Company, and today the Banks have reached a definitive agreement regarding this Business Integration.

The Banks intend to apply for new listings for the to-be-founded Joint Holding Company on the Prime Market of the Tokyo Stock Exchange, Inc. (hereinafter the “Tokyo Stock Exchange”), and the Premier Market of the Nagoya Stock Exchange, Inc. (hereinafter the “Nagoya Stock Exchange”). The planned listing date is October 3, 2022. Furthermore, as both Banks will be the wholly-owned subsidiaries of the Joint Holding Company via the Share Transfer, they are planned for de-listing from the Tokyo Stock Exchange and the Nagoya Stock Exchange on September 29, 2022, ahead of the effective date of the Share Transfer. Note that the final decisions regarding the listing date of the Joint Holding Company and the de-listing dates of the Banks will be made in accordance with the bylaws of the Tokyo Stock Exchange and the Nagoya Stock Exchange.

Furthermore, in order to maximize the effects of integration, the Banks will be operating under a basic policy of achieving a merger of the Banks in approximately two years after the effective date of the Share Transfer, and are engaging in deliberations and considerations to integrate core systems and clerical processing standards to those of the core system and clerical processing standards of Aichi Bank at a timing that coincides with the merger.

Note, in accordance with the provisions of Article 15-3(2) of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the Fair Trade Commission has been notified of the Business Integration as of February 9, 2022, and the Banks received notice from the FTC on March 2, 2022 that it would not implementing a cease and desist order.

(2) Corporate Philosophy and Post-Business Integration Policies of the New Financial Group

The new financial group centered on the Joint Holding Company will be operated under the “VISION” management vision, which is itself defined by three separate elements: “PURPOSE,” “MISSION,” and “VALUE.”

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The “VISION” management vision indicates the ideal state (values, ideals, dreams, beliefs) of this new financial group to all group employees and officers, and will function as a clear guideline for making a variety of different decisions.

By sharing this “VISION” management vision throughout the organization as a whole, the group will enhance the motivation of its employees and officers, develop a sense of organizational unity, and utilize it as a major source of motivational power for our endeavors.

<Positioning of Each Element>

The element of “PURPOSE” will comprise the core of the “VISION” management vision, and will serve as the fundamental guiding principal defining the very existence of this financial group.

The element of “MISSION” indicates the specific goals to be achieved by all of the group’s employees and officers, working as one, in realizing the “PURPOSE.”

The element of “VALUE” helps define the shared values that propel the group toward its “PURPOSE,” and is a vow made by all officers and employees to the financial group's stakeholders.

<Details of Each Element>

“PURPOSE”: Contributing to the prosperity of the local community via financial services

“MISSION”: To become the No. 1 regional financial group in Aichi Prefecture

“VALUE”: (1) To establish robust management and a solid business foundation

(2) To become a financial group that is trusted by the local community

(3) To provide financial services that are useful to all customers

(4) To make employees happy via the implementation of ES and health management

(5) To continuously grow and improve corporate value to remain an attractive corporation

The financial group will endeavor to realize the following objectives for the future to enhance their corporate value and respond to the expectations of their stakeholders by aiming to respond to the changing business environment through enhancement of stable operation base and increase of profitability by taking advantage of the fact that the Business Integration will allow the financial group to increase its market share and to inject additional resources, and also to build a sustainable business model.

(1) Contribute to the prosperity of the local economy

　By taking advantage of their respective strengths, the Banks will contribute to the realization of a sustainable local community in a proactive and sustainable manner through the provision of the highest standard of financial services as a financial group with a presence in the Region.

(2) Respond to increasingly sophisticated and diversified customer needs

　By utilizing each other’s personnel, information, and knowhow and maximizing the synergy effect of the Business Integration, the Banks will build a consulting solution-oriented business model to a level that cannot be achieved independently and make every effort to respond to the increasingly sophisticated and diversified needs of their customers.

(3) Establish a corporate atmosphere where personnel are highly motivated to take on new challenges

　By promoting prompt harmonization among the officers and employees of the Banks and providing opportunities for those personnel to participate even more actively, the Banks will motivate employees and build a vibrant corporate climate where personnel are motivated to take on new challenges.

(4) Optimally invest managerial resources

　By promoting efficiency and rationalization through optimal investment of their management resources, the Banks will build a solid operation base that will be popular with customers and trusted by the local community more than ever.

(5) Realize maximum integration effect

　The Banks will promote mutual exchanges of personnel, reorganization of stores, system integration, reorganization of affiliate companies, and standardization of operations to maximize the synergy effects.

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(3) Synergistic effects expected from the Business Integration

To realize an integration effect promptly after the integration, the financial group will collaborate with each other and consider specific measures based on the following synergy effects to draw a dynamic growth curve as a financial group with a presence in the Region.

(1) Establishment of a consulting and solutions business model

In the Region, where further growth is expected, the Banks will integrate their good relationship with customers, knowhow and networks, strengthen their consulting functions, work towards the joint development of new products and services, and enhance their solutions, thereby establishing a business model to make a concerted effort as a group to continue to respond to the increasingly sophisticated and diversified needs of their customers.

For business customers, the Banks will utilize their relationships with those customers and support those customers through business feasibility assessments and other dialogues, and provide advanced solutions by making proposals on matters such as business matching, business succession, and M&As.

For individual customers, the Banks will enhance non-face-to-face channels and make proposals, tailored to each customer’s life stage, based on their knowhow on matters such as long-term asset building by housing loans, asset management, and savings for retirement to deal with lifestyle changes due to increased convenience, the declining birthrate and aging population.

For local residents, the Banks will take advantage of their networks to provide useful and timely information and cooperate in efforts to achieve SDGs in the local community, thereby contributing to the realization of a sustainable society.

(2) Cultivation of diverse human resources

The Bank will allocate personnel based on the principle of fair and equitable treatment and placing the right people in the right jobs regardless of which bank that person is from, promptly promote personnel exchanges by, for example, mutually dispatching people to their areas of strength, establish an optimal and efficient system for the personnel system and compensation system, create a new corporate atmosphere with a diverse range of people by combining their knowledge and developing highly specialized personnel, thereby contributing to the development of the region.

(3) Optimization and streamlining of management

The Banks will work to improve operational efficiency that can only be achieved through the business integration between financial institutions located in the urban area, such as the optimization of stores and sales offices with overlapping headquarters, organizations and functions and subsidiaries with overlapping lines of business, the standardization of systems and administrative procedures, and the digitalization of operations, and focus personnel and other management resources obtained as a result of those efforts on growth areas to improve the convenience for customers, enhance advanced solutions, and strengthen consulting functions.

2. Treasury Stock Tender Offer

Chukyo Bank executed a treasury stock tender offer application agreement (hereinafter the “Treasury Stock Tender Offer Application Agreement”) with MUFG Bank, on the presumption that positive and collaborative relationships would continue between MUFG Bank, Chukyo Bank, Aichi Bank, and the Joint Holding Company, and, in accordance with this Treasury Stock Tender Offer Application Agreement, implemented a tender offer with respect to Chukyo Bank shares (hereinafter the “Treasury Stock Tender Offer”), and MUFG Bank has agreed to tender all 8,534,385 Chukyo Bank shares it owns to this Treasury Stock Tender Offer. The conditions of the Treasury Stock Tender Offer are as largely as described in the table below, but for details regarding the Treasury Stock Tender Offer, Chukyo Bank’s decision-making process behind the Treasury Stock Tender Offer, and the measures implemented by Chukyo Bank to ensure the fairness of the Treasury Stock Tender Offer, please see the “Notice Regarding the Acquisition of Treasury Stock and the Planned Start of a Treasury Stock Tender Offer” published today by Chukyo Bank (hereinafter the “Treasury Stock Tender Offer Press Release”).

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1	Tender Offeror	Chukyo Bank
2	Target share certificates, etc.	Chukyo Bank common shares
3	Tender Offer Price	1,195 yen per Chukyo Bank common share
4	Tender Offer Period	The 21 business day period from July 1, 2022 to August 1, 2022 (or the applicable period of extension in the event Chukyo Bank extends the period in accordance with applicable laws and regulations)
5	Minimum number of shares scheduled to be purchased	None
6	Maximum number of shares scheduled to be purchased	8,534,385 shares
7	Withdrawal Event	As set forth in the Tender Offer Report by Chukyo Bank pertaining to the Treasury Stock Tender Offer, within the scope set forth in Article 27-11(1) of the Financial Instruments and Exchange Act (Act No. 25 of April 13, 1948, including subsequent amendments; hereinafter the “Act”), as applied through Article 27-22-2(2) of the same Act.

3. Summary of the Share Transfer

(1) Schedule of the Share Transfer

Friday, December 10, 2021	Execution of the Basic Agreement (Both Banks)
Wednesday, March 2, 2022	Receipt of notice by the FTC that no cease and desist order will be issued
Thursday, March 31, 2022	Record date pertaining to the ordinary general meeting of shareholders (Both Banks)
Wednesday, May 11, 2022 (Today)

Board of directors meetings resolutions regarding the execution of the Business Integration Agreement, and the execution of the Business Integration Agreement (Both Banks)

Board of directors meetings resolutions regarding the development of the Share Transfer plan, and the development of the Share Transfer plan (Both Banks)

Board of directors meeting resolution regarding the execution of the Treasury Stock Tender Offer Application Agreement, and execution of the Treasury Stock Tender Offer Application Agreement (Chukyo Bank)

Friday, June 24, 2022 (Planned)	Holding of ordinary general meeting of shareholders (Both Banks)
Thursday, September 29, 2022 (Planned)	Tokyo Stock Exchange and Nagoya Stock Exchange de-listing date (Both Banks)
Before Friday, September 30, 2022 (Planned)	Start date of Treasury Stock Tender Offer settlement
Friday, September 30, 2022 (Planned)	Record date of interim dividend for both Banks (including Special Dividend by Chukyo Bank)
Monday, October 3, 2022 (Planned)	Establishment date of Joint Holding Company (effective date of Share Transfer) Listing date for shares of Joint Holding Company
(Note	1) The schedule is subject to change by agreement between the Banks as future procedures are being conducted where necessary to advance the Share Transfer, or for other reasons where necessary.
(Note	2) For details regarding the Special Dividend by Chukyo Bank, see “II. Dividend of Surplus (Special Dividend)” below.

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(2) Method of Share Transfer

The Share Transfer will involve conversion of both Banks into wholly-owned subsidiaries in share transfer, with the newly founded Joint Holding Company acting as the wholly-owning parent company in the share transfer.

(3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)

Company Name	Aichi Bank	Chukyo Bank
Share Transfer Ratio	3.33	1

(Note	1) Share allocation ratio

For every common share of Aichi Bank, 3.33 common shares of the Joint Holding Company shall be allocated, and for every common share of Chukyo Bank, 1 common shares of the Joint Holding Company shall be allocated. Note that the share unit number for the Joint Holding Company is planned to be 100 shares. The share transfer ratio above, as described under “(1) Basis and Reasoning for Details of Allocation” of “4. Calculation Basis, etc. of Details for Allocation Pertaining to the Share Transfer” below, was based on the calculations and analytical results of a third party valuation institution, the advice of legal advisors, and the results of due diligence performed by each Bank on the other, and was comprehensively decided upon using various factors, such as the market share price of the Banks, their respective financial situations, future outlooks, the Treasury Stock Tender Offer to be performed ahead of the Share Transfer, and the allocation of 141 yen in surplus (prior to deducting the amount of taxes withheld, the same applying hereinafter) per Chukyo Bank share, as per the shareholder return policy for general shareholders of Chukyo Bank described in “II. Dividend of Surplus (Special Dividend)” below.

If, as a result of the Share Transfer, shareholders of either Bank must be granted fractions of a share that do not amount to one common share of the Joint Holding Company, in accordance with Article 234 of the Companies Act and other related laws and regulations, shareholders shall be paid an amount equivalent to the value of such fractional shares amounting to less than one share.

Note that the above share transfer ratio may change by mutual agreement of the Banks following the execution of the Business Integration Agreement, but before the effective date of the Share Transfer, in the event major circumstances are discovered or occur that may have a significant impact on the share transfer ratio.

(Note	2) New shares to be granted by the Joint Holding Company (planned)

Common shares: 49,094,859 shares

The above values were calculated based on the total number of common shares issued by Aichi Bank as of March 31, 2022 (10,943,240 shares), as well as the total number of common shares issued by Chukyo Bank as of March 31, 2022 (21,780,058 shares). However, taking into consideration the fact that Chukyo Bank is planning to acquire as treasury stock the 8,534,385 common shares owned by MUFG Bank via the Treasury Stock Tender Offer, and that the Joint Holding Company is to cancel all treasury stock owned by either Bank just before the Joint Holding Company is to acquire all of the issued shares for both Banks (hereinafter the “Basis Period”), the amount of treasury stock for Aichi Bank as of March 31, 2022 (176,172 shares), the amount of treasury stock for Chukyo Bank as of March 31, 2022 (5,150 shares), as well as the 8,534,385 common shares of Chukyo Bank owned by MUFG Bank that Chukyo Bank plans to acquire via the Treasury Stock Tender Offer, have been excluded as targets for the new share grant described in the calculation above. Note that, if as a result of the Treasury Stock Tender Offer, shareholders of either Aichi Bank or Chukyo Bank exercise their rights to request purchases of shares, or some other event arises before the Basis Period that changes the amount of treasury stock applicable to either Bank as of March 31, 2022, this may change the number of new shares granted by the Joint Holding Company.

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(Note	3) Handling of shares constituting less than a unit

Shareholders of either Bank who are to receive allocations through the Share Transfer amounting to less than one unit (100 shares) of the common shares of the Joint Holding Company (hereinafter “Fractional Shares”) may not sell their Fractional Shares on the Tokyo Stock Exchange, the Nagoya Stock Exchange, or any other financial instruments exchange. Shareholders who hold such Fractional Shares may, in accordance with the provisions of Article 192(1) of the Companies Act, demand that the Joint Holding Company purchase such Fractional Shares. Furthermore, in accordance with the provisions of Article 194(1) of the Companies Act, and the articles of incorporation of the Joint Holding Company, the Banks plan to enable shareholders to demand that the Joint Holding Company sell to them fractional shares of the Joint Holding Company equivalent to those fractional shares said shareholders already possess.

(4) Handling of the rights to subscribe for new shares and bonds with rights to subscribe for new shares

With respect to any rights to subscribe for new shares issued by Aichi Bank and Chukyo Bank, at the time of the Share Transfer, parties with rights to subscribe for new shares for either Bank will be allocated rights to subscribe for new shares applicable to the Joint Holding Company in accordance with the details of such rights and the share transfer ratio, and in accordance with the rights to subscribe for new shares applicable at the Basis Period. Note, neither Bank has issued bonds with rights to subscribe for new shares.

4. Calculation Basis, etc. of Details for Allocation Pertaining to the Share Transfer

(1) Basis and reasons for details of allocation

As described in “1. (1) History and Purpose of Business Integration” above, on December 10, 2021 the Banks entered into the Basic Agreement to advance consultations and considerations toward a business integration, and established a General Preparation Committee to advance consultations and considerations toward the Business Integration, with a (planned) effective date for the Share Transfer of October 3, 2022.

As described in “(4) Measures to Ensure Fairness” below, in order to ensure the fairness of the consideration for the Share Transfer, as well as other elements related to the fairness of the Share Transfer, Aichi Bank appointed Mizuho Securities Co., Ltd. (hereinafter “Mizuho Securities”) as its third party valuation institution, and Mori Hamada & Matsumoto as its legal advisor in starting its considerations regarding the Share Transfer, and, as a result of careful deliberations and considerations based on third party valuation institution Mizuho Securities’ share transfer ratio calculation report received on May 10, 2022, and the legal advice of legal advisor Mori Hamada & Matsumoto, Aichi Bank determined that it would be appropriate to conduct the Share Transfer in accordance with the share transfer ratio described in “3. (3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio).”

On the other hand, as described in “(4) Measures to Ensure Fairness” below, in order to ensure the fairness of the consideration for the Share Transfer, as well as other elements related to the fairness of the Share Transfer, Chukyo Bank appointed Nomura Securities Co., Ltd. (hereinafter “Nomura Securities”) as its third party valuation institution, and Anderson Mori & Tomotsune Law Office Joint Foreign Law Business (hereinafter Anderson Mori & Tomotsune) as its legal advisor in starting its considerations regarding the Share Transfer, and, as a result of careful deliberations and considerations based on third party valuation institution Nomura Securities’ share transfer ratio calculation report received on May 10, 2022, and the legal advice of legal advisor Anderson Mori & Tomotsune, Chukyo Bank determined that it would be appropriate to conduct the Share Transfer in accordance with the share transfer ratio described in “3. (3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio).”

In this way, after taking into consideration the results of calculations and analyses by their respective third party valuation institutions, the advice of their legal advisors, and the results of due diligence performed by each Bank with respect to the other, both Banks determined, through comprehensive examinations of various factors such as the market share prices, financial conditions, and future outlooks of both Banks, the Treasury Stock Tender Offer to be performed ahead of the Share Transfer, and the Special Dividend, and repeated careful discussions regarding the share transfer ratio, that the share transfer ratio ultimately described in “3. (3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)” was appropriate, and decided and agreed upon said ratio during each Bank’s respective board of directors meetings held today.

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(2) Matters Regarding the Valuation

(1) Name of the valuation institution and relationship to the Banks

Neither Mizuho Securities, Aichi Bank’s financial advisor (third party valuation institution) nor Nomura Securities, Chukyo Bank’s financial advisor (third party valuation institution) constitute related parties to either Aichi Bank or Chukyo Bank, neither do they possess any noteworthy conflicts of interests with respect to the Share Transfer.

(2) Overview of the calculation

In order to ensure fairness in calculating the share transfer ratio utilized for this Share Transfer, Aichi Bank appointed Mizuho Securities as its third party valuation institution, Chukyo Bank appointed Nomura Securities as its third party valuation institution, and each Bank requested that their respective valuation institutions calculate and analyze the share transfer ratio.

In calculating the share transfer ratio for both Banks, Mizuho Securities took into consideration the effects of the Treasury Stock Tender Offer and the Special Dividend, performed calculations using the historical reference share price analysis based on the fact that both Banks are listed on the Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market and thus have market share prices, performed calculations using the comparable companies analysis based on the fact that multiple companies exist that are comparable to the Banks, thus making it possible to infer share prices based on comparisons of similar companies, and, in addition, to better reflect future business activities into the evaluation, performed calculations using the dividend discount model analysis (hereinafter the “DDM analysis”), which is broadly used in evaluating financial institutions by analyzing stock value by discounting cash flow attributable to shareholders after taking into consideration the internal reserves necessary to maintain a certain capital structure. The calculation results of each analysis are as follows. The share transfer ratio calculation range set forth below is the valuation range for the number of Joint Holding Company common shares to be allocated for each Aichi Bank common share, in the event one Joint Holding Company common share is to be allocated for every common share of Chukyo Bank.

	Analysis	Valuation Range of the Share Transfer Ratio
１	Historical Reference Share Price Analysis	2.80 to 2.89
2	Comparable Companies Analysis	2.55 to 3.72
3	DDM Analysis	2.72 to 4.65

Note that, for the historical reference share price analysis, May 10, 2022 (hereinafter the “Reference Date”) was treated as the basis, and the average was calculated based on closing share price of the Reference Date, and the average closing share prices of the week before, the month before, and three months before the Reference Date.

Mizuho Securities, in calculating the share transfer ratio, used information received from both Banks as well as publicly disclosed information; the materials and information, etc. provided and disclosed were presumed to be correct, and Mizuho Securities did not independently verify the accuracy or completeness of these materials, etc. Furthermore, Mizuho Securities has not carried out an independent valuation, appraisal, or assessment of assets or liabilities (including contingent liabilities) of the Banks their affiliates, including any analysis or valuation of individual assets and liabilities, and Mizuho Securities has not requested any action on the part of a third party organization. Mizuho Securities’ share transfer ratio calculations reflect information and economic conditions applicable to May 10, 2022, and the financial projections of both Banks (including profit plans and other information) were presumed to have been rationally developed by the management of each Bank based on the best forecasts and judgments available at the present time. Note that Mizuho Securities has not anticipated significant increases or decreases to profit with respect to the future profit plans for both Banks that formed the basis of the DDM analysis calculation.

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In calculating the share transfer ratio for both Banks, Nomura Securities took into consideration the effects of the Treasury Stock Tender Offer and the Special Dividend, performed calculations using the market share price analysis based on the fact that both Banks are each listed on the Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market and thus have market share prices, performed calculations using the comparable companies analysis based on the fact that multiple companies exist that are comparable to the Banks, thus making it possible to infer share prices based on comparisons of comparable companies, and, in addition, to better reflect future business activities into the evaluation, performed calculations using the DDM analysis, which is broadly used in evaluating financial institutions by analyzing stock value by discounting profit attributable to shareholders after taking into consideration the internal reserves necessary to maintain a certain capital structure. When one common share of the Joint Holding Company is to be allocated for each common share of Chukyo Bank under each of the evaluation analysis, the calculation results for the number of Joint Holding Company shares to be allocated for each common share of Aichi Bank are as follows.

	Analysis	Share Transfer Ratio Calculation Results
1	Market Share Price Analysis	2.64 to 3.34
2	Comparable Companies Analysis	3.63 to 7.06
3	DDM Analysis	3.10 to 3.67

Note, with respect to the market share price analysis, the day “speculative coverage pertaining to the formation of the Basic Agreement,” December 2, 2021, was treated as the valuation reference date (hereinafter “Reference Date (1)”), and the following average closing prices were utilized: in addition to the closing price on the Tokyo Stock Exchange Prime Market for both Banks on Reference Date (1), the average closing price as of the transaction dates for the five business days before, the month before, three months before, and six months before Reference Date (1). For a separate valuation reference date, May 10, 2022 (hereinafter “Reference Date (2)”), the following average closing prices were utilized: in addition to the closing price on the Tokyo Stock Exchange Prime Market for both Banks on Reference Date (2), the average closing price as of the transaction dates for the five business days before, the month before, three months before, and six months before Reference Date (2).

When calculating the share transfer ratio, Nomura Securities assumes that public information and all information provided to Nomura Securities by both Banks is accurate and complete and Nomura Securities has not independently verified the accuracy and completeness thereof. Nomura Securities has not carried out an independent valuation, appraisal, or assessment of assets or liabilities (including derivative products, off-balance sheet assets and liabilities, and any other contingent liabilities) of the Banks or of their affiliates, including any analysis or valuation of individual assets and liabilities, and Nomura Securities has not requested any third-party organization to carry out an appraisal or assessment. Nomura Securities’ share transfer ratio calculations reflect information and economic conditions acquired by Nomura Securities up to May 10, 2022, and the financial projections of both Banks (including profit plans and other information) were presumed to have been rationally developed by the management of each Bank based on the best forecasts and judgments available at the present time.

The future financial forecasts used as the basis for Nomura Securities’ calculations with respect to both banks under the DDM analysis did not include any fiscal years anticipating major increases or decreases to profit.

(3) Handling of the Joint Holding Company’s listing application

The Banks intend to apply for new listings for the to-be-founded Joint Holding Company for the Prime Market of the Tokyo Stock Exchange, and the Premier Market of the Nagoya Stock Exchange. The planned listing date is October 3, 2022.

Furthermore, as both Banks will be the subsidiaries of the joint holding via the Share Transfer, they are planned for de-listing from the Tokyo Stock Exchange and the Nagoya Stock Exchange on September 29, 2022, ahead of the listing date of the Joint Holding Company.

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Note that the final decisions regarding the listing date for the shares of the Joint Holding Company and the de-listing dates of the Banks will be made in accordance with the bylaws of the Tokyo Stock Exchange and the Nagoya Stock Exchange.

(4) Measures to Ensure Fairness

Aichi Bank has implemented the following measures in order to ensure the fairness of the Share Transfer.

i.	Acquisition of a share transfer ratio calculation report from an independent third party valuation institution

In order to ensure the fairness of the Share Transfer, Aichi Bank, as described in “4. (1) Basis and reasons for details of allocation” above, appointed Mizuho Securities as its third party valuation institution, and has acquired a share transfer ratio calculation report that will form the basis of the agreed-upon share transfer ratio used for the Share Transfer. Aichi Bank engaged in negotiations and consultations with Chukyo Bank with reference to the analyses and opinions of Mizuho Securities, a third party valuation institution, and resolved to conduct the Share Transfer in accordance with the share transfer ratio described in “3. (3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)” during the Aichi Bank Board of Directors meeting held today.

Furthermore, Aichi Bank has received a fairness opinion from Mizuho Securities dated May 10, 2022 indicating that the share transfer ratio applicable to this Share Transfer is appropriate from the financial perspective of Aichi Bank. For details regarding the key assumptions behind Mizuho Securities’ fairness opinion, please see the attached exhibit.

ii.	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making process of the Board of Directors, Aichi Bank has received legal advice from Mori Hamada & Matsumoto, a legal advisor independent of both Banks, regarding the decision-making methods and processes of Aichi Bank, and other procedures associated with the Share Transfer.

At the same time, Chukyo Bank has implemented the following measures in order to ensure the fairness of the Share Transfer.

i.	Acquisition of the share transfer ratio valuation report from an independent third party valuation institution

In order to ensure the fairness of the Share Transfer, Chukyo Bank, as described in “4. (1) Basis and reasons for details of allocation” above, appointed Nomura Securities as its third party valuation institution, and has acquired the share transfer ratio valuation report that will form the basis of the agreed-upon share transfer ratio used for the Share Transfer. Chukyo Bank engaged in negotiations and consultations with Aichi Bank with reference to the analyses and opinions of Nomura Securities, a third party valuation institution, and resolved to conduct the Share Transfer in accordance with the agreed-upon share transfer ratio described in “3. (3) Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)” during the Chukyo Bank Board of Directors meeting held today.

Furthermore, Chukyo Bank has received the fairness opinion from Nomura Securities dated May 10, 2022 stating that the share transfer ratio applicable to this Share Transfer is fair to of Chukyo Bank’s general shareholders from a financial point of view.

ii.	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making process of the Board of Directors, Chukyo Bank has received legal advice from Anderson Mori & Tomotsune, a legal advisor independent of both Banks, regarding the decision-making methods and processes of Chukyo Bank, and other procedures associated with the Share Transfer.

(5) Measures Taken to Avoid Conflicts of Interest

As neither Aichi Bank nor Chukyo Bank have any particular conflicts of interest to note pertaining to the Share Transfer, neither Bank has implemented any special measures.

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5. Overview of the Companies Involved in the Share Transfer

(1) Company Overview (as of the end of March 2022)

Name	The Aichi Bank, Ltd.		The Chukyo Bank, Limited
Location	3 chome-14-12 Sakae, Naka-ku, Nagoya		3 chome-33-13 Sakae, Naka-ku, Nagoya
Job title and name of representative	Yukinori Ito, President		Hideo Kobayashi, President
Description of business	Banking business		Banking business
Share capital	18 billion yen		31.8 billion yen
Date of establishment	May 15, 1944		February 10, 1943
Total number of issued shares	Common shares: 10,943,240 shares		Common shares: 21,780,058 shares
Settlement Term	March 31		March 31
Number of employees (consolidated) (as of the end of September 2021)	1,527 individuals		1,110 individuals
Number of branches (including satellite offices)	106 branches		87 branches
Large shareholders and ownership ratios (as of the end of September 2021)	The Master Trust Bank of Japan, Ltd. (trust account)	8.91%	MUFG Bank, Ltd.	39.19%
	Custody Bank of Japan, Ltd. (Trust account)	4.09%	Misono Service Co., Ltd.	9.69%
	Aichi Bank Employee Shareholding Association	3.15%	Custody Bank of Japan, Ltd. (Trust Account 4)	4.55%
	NGK Insulators, Ltd.	2.25%	The Master Trust Bank of Japan, Ltd. (trust account)	4.05%
	Toho Gas Co., Ltd.	2.20%	Custody Bank of Japan, Ltd. (Trust account)	3.02%
	Nippon Life Insurance Company	2.17%	KT Capital Corporation	2.80%
	Custody Bank of Japan, Ltd. (Trust Account 4)	2.08%	Chukyo Bank Employee Shareholding Association	2.19%
	Meiji Yasuda Life Insurance Company	1.91%	Daido Life Insurance Company (Standing Proxy: Custody Bank of Japan, Ltd.)	1.51%
	Sumitomo Life Insurance Company	1.58%	Daiwa Can Company	1.36%
	Sumitomo Realty & Development Co., Ltd.	1.45%	Chukyo TV. Broadcasting Co., Ltd.	1.21%
Relationship to the parties involved
Capital Relationship	Not applicable.
Personnel Relationship	Not applicable.
Business Relationship	Not applicable.
Status of Related Party Relationship	Not applicable.

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(2) Overview of Performance Over the Past 3 Years (Units: million yen)

	Aichi Bank			Chukyo Bank
Settlement Term	FY2019	FY2020	FY2021	FY2019	FY2020	FY2021
Consolidated net assets	209,350	246,391	239,512	99,472	110,691	108,146
Total consolidated assets	3,246,230	3,788,132	4,320,749	1,976,330	2,107,003	2,348,196
Amount of net assets per share (yen)	19,055.59	22,480.79	21,811.72	4,574.50	5,083.59	4,955.94
Consolidated ordinary income	52,895	53,281	56,112	30,924	31,446	31,528
Consolidated ordinary income	4,138	6,043	15,534	3,489	3,632	6,067
Net income attributable to shareholder of parent company	2,930	4,266	10,945	2,316	2,333	3,728
Current term per-share consolidated net profit (yen)	272.08	396.82	1,017.22	106.74	107.51	171.30
Dividend per share (yen)	100	120	310	40	40	55

6. Overview of the company to be newly founded via the Share Transfer (Joint Holding Company)

(1)	Trade name	Aichi Financial Group, Inc. (English: Aichi Financial Group, Inc.)
(2)	Description of business

As a bank holding company, the purpose of the company is to engage in the following business duties.

(1) Management of a bank, as well as a bank capable of having a bank as a subsidiary under the Banking Act

(2) All business duties associated with those described in the previous item

(3) In addition to the duties described in the previous two items, any business duties that a bank holding company is permitted to engage in under the Banking Act

(3)	Location headquarters	3 chome-14-12 Sakae, Naka-ku, Nagoya, Aichi Prefecture
(4)	Functional location of principal headquarters	3 chome-14-12 Sakae, Naka-ku, Nagoya, Aichi Prefecture
(5)	Representatives and officers’ planned appointment (Note 1, 2, and 3)	President and Representative Director	Yukinori Ito	(Current President of Aichi Bank)
		Vice-President and Representative Director	Hideo Kobayashi	(Current President of Chukyo Bank)
		Director	Nobuhiko Kuratomi	(Currently Senior Management Director of Aichi Bank)
		Director	Hiroyasu Matsuno	(Currently Managing Director of Aichi Bank)
		Director	Hiroaki Yoshikawa	(Currently Director of Aichi Bank)
		Director	Makoto Hayakawa	(Currently Managing Executive Officer of Chukyo Bank)
		Director	Norimasa Suzuki	(Currently Director of Aichi Bank)
		Director	Kenji Ito	(Currently Executive Officer and General Manager of General Planning Department of Aichi Bank)
		Director	Hisashi Sebayashi	(Currently Executive Officer and General Manager of General Planning and Administration Department of Chukyo Bank)
		Director (Audit Committee)	Masahiro Kato	(Currently Director of Aichi Bank (Audit Committee))
		Director (Audit Committee)	Yasutoshi Emoto	(Currently External Director of Aichi Bank (Audit Committee))
		Director (Audit Committee)	Yuki Shibata	(Currently External Director of Chukyo Bank)
		Director (Audit Committee)	Chieko Murata	(Currently Head of Chieko Murata Tax Accountant Office)
		Director (Audit Committee)	Yoshiko Kurimoto	(Currently External Auditor of Chukyo Bank)
		Director (Audit Committee)	Takumi Azuma	(Currently Full-time Auditor of INTEC Inc.)

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(6)	Capital	20 billion yen
(7)	Net assets (consolidated)	Undetermined
(8)	Total assets (consolidated	Undetermined
(9)	Settlement Term	March 31
(10)	Listed securities exchanges	The Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market
(11)	Accounting auditor	KPMG AZSA LLC
(12)	Shareholders’ list administrator	Mitsubishi UFJ Trust and Banking Corporation

(Note 1) Yasutoshi Emoto, Yuki Shibata, Chieko Murata, Yoshiko Kurimoto and Takumi Azuma are scheduled for appointment as the external directors set forth in Article 2(xv) of the Companies Act. Furthermore, Yasutoshi Emoto, Yuki Shibata, Chieko Murata, Yoshiko Kurimoto and Takumi Azuma are scheduled for designation as the independent auditors stipulated by the Tokyo Stock Exchange, Inc. and Nagoya Stock Exchange, Inc. , and notice of their designation will be provided to the Tokyo Stock Exchange and Nagoya Stock Exchange.

(Note 2) Yasutoshi Emoto is currently an external director to Aichi Bank (Audit Committee), but he is currently scheduled to resign from his position as director of Aichi Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an external director (Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022). In addition, Chieko Murata is scheduled to be appointed as a candidate for an external director (audit committee) in the general shareholders meeting of Aichi Bank on June 24, 2022. In the event Chieko Murata is appointed as an external director (audit committee) of Aichi Bank in the general shareholders meeting, she is currently scheduled to resign from her position as a director of Aichi Bank as of the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an external director (Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022).

(Note 3) Yuki Shibata is currently an external director to Chukyo Bank, but he is currently scheduled to resign from his position as director of Chukyo Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an external director (Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022). Also, Yoshiko Kurimoto is currently an external statutory auditor to Chukyo Bank, but she is currently scheduled to resign from her position as statutory auditor of Chukyo Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an external director (Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022).

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7. Overview of Accounting Processing Associated with the Share Transfer

The accounting processing associated with the Share Transfer corresponds to an acquisition under accounting standards for business combinations, and the application of the purchase method is anticipated. Furthermore, the amount of goodwill (or negative goodwill) that may arise from the Share Transfer is undetermined at this stage.

8. Future Outlook

(1) Dividend Policies of Both Banks

Through the Business Integration Agreement, both Banks have made the following agreements regarding dividends of surplus: Aichi Bank has agreed to provide a maximum of the following dividends of surplus: (1) To shareholders or registered pledgees of shares of Aichi Bank registered or recorded in the final shareholders’ list dated March 31, 2022, 220 yen for every common share owned, or (2) to shareholders or registered pledgees of shares of Aichi Bank registered or recorded in the final shareholders’ list dated September 30, 2022, 150 yen for every common share owned. Chukyo Bank has agreed to provide a maximum of the following dividends of surplus: (1) To shareholders or registered pledgees of shares of Chukyo Bank registered or recorded in the final shareholders’ list dated March 31, 2022, 35 yen for every common share owned, or (2) to shareholders or registered pledgees of shares of Chukyo Bank registered or recorded in the final shareholders’ list dated September 30, 2022, 141 yen for every common share owned (including the Special Dividend). Furthermore, through the Business Integration Agreement, both Banks have agreed to the following: that Chukyo Bank has acquired permissions necessary for the Share Transfer Plan and Special Dividend at Chukyo Bank’s general shareholders meeting (hereinafter the “General Shareholders Meeting”), and that a Special Dividend of 141 yen per common share shall be paid to every shareholder or registered pledgee of shares of Chukyo Bank registered or recorded as owning Chukyo Bank common shares in the final shareholders’ list dated September 30, 2022, based on the condition that the Share Transfer has not been canceled, and is rationally expected to definitively come into effect on October 3, 2022. For details regarding the Special Dividend, see “II. Dividend of Surplus (Special Dividend)” below.

(2) Forecast of Performance of the Joint Holding Company

Performance forecasts for the Joint Holding Company are currently under development, and will be announced once finalized.

9. Presumptive Conditions for the Execution of the Share Transfer

Execution of the Share Transfer will be premised on a variety of assumptions, such as the general shareholders meetings for both Banks having provided the necessary approvals for the Share Transfer Plan and the Share Transfer, the General Shareholders Meeting approving the implementation of a Special Dividend, the relevant authorities have issued the requisite approvals necessary to conduct the Share Transfer, the Treasury Stock Tender Offer has been settled legally with MUFG Bank having tendered all 8,534,385 shares of Chukyo Bank in its ownership to the Tender Offer, and that the Share Transfer is not canceled in accordance with the provisions of the Share Transfer Plan.

II. Dividend of Surplus (Special Dividend)

(1) Details of Dividend

Through the Business Integration Agreement, both Banks have agreed to the following: that Chukyo Bank has acquired permissions necessary for the Share Transfer Plan and Special Dividend at the General Shareholders Meeting, and that a Special Dividend of 141 yen per common share shall be paid to every shareholder or registered pledgee of shares of Chukyo Bank registered or recorded as owning Chukyo Bank common shares in the final shareholders’ list dated September 30, 2022, based on the suspension condition that the Share Transfer has not been canceled, and is rationally expected to definitively come into effect on October 3, 2022.

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Chukyo Bank has resolved during the Board of Directors meeting held today, that it would bring a proposal to conduct the Special Dividend before the General Shareholders Meeting, on the condition that a proposal to approve the Share Transfer Plan has been approved and passed before such shareholders meeting. The details of the Special Dividend are as laid out below, and will be implemented on the following conditions: that the permissions necessary for the Share Transfer Plan and Special Dividend were acquired at the General Shareholders Meeting, and that the Share Transfer has not been canceled, and is rationally expected to definitively come into effect on October 3, 2022.

(1) Record date: September 30, 2022 (Note 1)

(2) Dividend per share: 141 yen

(3) Total amount of dividend: 1,867 million yen (Note 2)

(4) Effective date: Undetermined (Note 3)

(5) Resources for dividends Earned surplus

(Note	1) The announcement date pertaining to the setting of the record date for the Special Dividend will be determined during a future Chukyo Bank Board of Directors meeting.
(Note	2) The total amount of dividend was obtained by taking the total number of common shares issued by Chukyo Bank as of March 31, 2022 (21,780,058 shares), subtracting the quantity of current treasury stock (5,150 shares) and the number of common shares to be acquired from MUFG Bank by Chukyo Bank via the Treasury Stock Tender Offer (8,534,385 shares), and multiplying the result (13,240,523 shares) by the dividend amount per share. The total dividend amount may change in the event there is a change in the quantity of treasury stock as of March 31, 2022 by the Basis Period due, for example, to the results of the Treasury Stock Tender Offer or exercises of rights to request purchases of shares by Chukyo Bank shareholders. Therefore, the actual total dividend amount will be the amount obtained when the dividend amount per share is multiplied against the amount obtained when the quantity of treasury stock available as of the above record date is subtracted from the total number of shares issued.
(Note	3) The effective date of the Special Dividend will be determined during a future Chukyo Bank Board of Directors meeting.

(2) Reason for the Dividend

Chukyo Bank's Board of Directors resolved to conduct the Special Dividend after careful consideration, while engaging in consultations with Aichi Bank regarding the Business Integration, and will be implemented as a means of providing certain returns to the general shareholders of Chukyo Bank.

(Reference) Status of Chukyo Bank dividends (Units: yen)

	Annual dividends
	End of the first quarter	End of the second quarter	End of the third quarter	End of the term	Total
Period ending March 2021	－	20.00	－	20.00	40.00
Period ending March 2022	－	20.00	－	35.00	55.00
Forecasted for term ending March 2023	－	141.00 (Note 1)	－	－(Note 2)	－

(Note 1) The dividend paid at the end of the second quarter of the term ending March 2023 is a special dividend.

(Note 2) Due to the scheduled Business Integration, the dividend to be paid at the end of the term ending March 2023 is as of yet undetermined.

End

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(Reference) Aichi Bank’s consolidated financial forecast for the current term (announced on May 11, 2022) and the consolidated results from the previous term (Units: million yen)

Aichi Bank	Ordinary income	Net income attributable to shareholder of parent company	Current term per-share net profit (Units: yen)
Consolidated financial forecast for the current term (FY2022)	15,600	10,950	1,016.99
Consolidated performance from the previous term (FY2021)	15,534	10,945	1,017.22

(Reference) Chukyo Bank’s consolidated financial forecast for the current term (announced on May 11, 2022) and the consolidated results from the previous term (Units: million yen)

Chukyo Bank	Ordinary income	Net income attributable to shareholder of parent company	Current term per-share net profit (Units: yen)
Consolidated financial forecast for the current term (FY2022)	4,200	2,800	128.59
Consolidated performance from the previous term (FY2021)	6,067	3,728	171.30

(Point of Contact for the Present Matter)
The Aichi Bank, Ltd.	General Planning Department	TEL: 052-262-9668
The Chukyo Bank, Limited	General Planning and Administration Department	TEL: 052-249-1613

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Exhibit: Assumptions, etc. of Mizuho Securities’ Fairness Opinion

On May 10, 2022, Mizuho Securities submitted a written opinion to the effect that the share transfer ratio (hereinafter the “share transfer ratio”) agreed upon between Aichi Bank and Chukyo Bank is reasonable for Aichi Bank’s general shareholders from a financial perspective (the “Opinion”). The Opinion is based on the following assumptions.

When expressing its thoughts in the Opinion, Mizuho Securities relied on the fact, and assumed, that all publicly disclosed information that was examined by Mizuho Securities and all information provided to Mizuho Securities by each bank, or financial and other information that Mizuho Securities discussed with each bank, that was substantially the basis for the analysis in the Opinion (the “Information”) are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of the Information, nor does it bear an obligation for independently verifying it. Therefore, the conclusions expressed in the Opinion may differ in the event that there is a material error in the Information, if there are undisclosed facts or circumstances at the time that the Opinion was delivered, or facts or circumstances arise after the Opinion is delivered (including latent facts at the time that the Opinion was delivered that became apparent thereafter). Mizuho Securities has assumed that the management of Aichi Bank is not in any way aware of facts which would cause the information provided to Mizuho Securities by each bank or financial or other information that Mizuho Securities discussed with Aichi Bank to be incomplete or misleading.

The financial forecasts and other forward-looking information (including expected future revenue and expenses, cost reduction outlooks, and the business plans of both banks) received by Mizuho Securities are assumed to have been reasonably prepared and created by the management of each bank based on the best forecasts and judgment currently obtainable regarding the operating results and financial condition of each bank and each bank’s related companies. Mizuho Securities has relied on such financial forecasts and business plans without independently verifying the feasibility thereof and expresses no opinion whatsoever regarding any analysis or forecast referred to in the Opinion, or any assumption based thereon. With respect to the synergies for the Banks from the Share Transfer, Mizuho Securities is not aware of any matter that can be quantitatively assessed that may have a material effect on the opinions expressed at the time that the Opinion was submitted, and they are not incorporated in the examination in the Opinion.

When preparing the Opinion, with the consent of Aichi Bank, Mizuho Securities has used assumptions it believes to be reasonable and appropriate with respect to information requested by Mizuho Securities that was not provided or disclosed by each bank, that was provided or disclosed, but has an undetermined effect on the share value of each bank, or was not able to be used as a basis for assessment by Mizuho Securities even by some other method. The results of assessment may differ if it becomes apparent that such assumptions by Mizuho Securities differ from the facts in a material respect.

Mizuho Securities has assumed that the Share Transfer is a non-taxable transaction for the Banks under Japan’s Corporation Tax Act and that other tax-related matters in relation to the Share Transfer do not affect the Share Transfer Ratio. Without conducting independent verification, Mizuho Securities has assumed that the Share Transfer will be completed in a timely manner, that all material government or regulatory or other authority consents and approvals (irrespective of whether pursuant to laws, regulations, or agreements) necessary to complete the Share Transfer can be obtained without having any adverse effect whatsoever on the Banks or the benefits expected from the Share Transfer, that the content of such consents and approvals has no effect on the Share Transfer Ratio, and that, other than those disclosed by each bank, if either bank has an order, measure, or other disposition issued or imposed by a regulatory or other authority, it currently has no effect, or will have no effect in the future, on each bank’s future results. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Banks’ outside experts with respect to such matters.

Mizuho Securities has not independently assessed or appraised the assets and liabilities (including derivatives transactions, off-the-book assets and liabilities, and other contingent liabilities) or allowances of each bank or their related companies, has not conducted analysis of the reasonableness of the accounting or tax evaluation amount or the appropriateness of accounting treatment or tax treatment, and has not independently had a third party, or requested a third party, to provide any assessment, appraisal, or analysis whatsoever. Mizuho Securities bears no obligation to inspect the property or facilities of each of the banks or their related companies, and has not carried out assessment of the shareholder capital or payment capacity of each bank or their related companies based on laws regarding insolvency, bankruptcy, etc. Note, value calculations for the transaction were performed based on the presumption that the Treasury Stock Tender Offer by Chukyo Bank will be implemented ahead of the Share Transfer, and that the Special Dividend by Chukyo Bank with a planned record date of September 30, 2022 will also be implemented before completion of the Share Transfer, as planned.

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Mizuho Securities has assumed that neither bank, nor their related companies, have in the past entered into or will not in the future enter into, any contract, agreement, or other instrument whatsoever that would have a material effect on the Share Transfer Ratio, that they have not made or will not in the future made, a decision to do so, and that that implementing the Share Transfer will not in future constitute a breach of such a material agreement binding upon either bank or their related companies as parties and will not give rise to a right to cancel such material agreement or right to declare default or seek remedy under such agreement. Other than disclosures in the Information, Mizuho Securities has assumed that there are no contingent liabilities relating to litigation, dispute, or the like, or off-the-book liabilities relating to tax or intellectual property rights, etc., all of which involve each bank or their related companies, and that the amount of insurance coverage is sufficient for the business operations relating to the business of each bank.

The Opinion assumes financial, economic, market, and other circumstances that exist and can be assessed as of the date of the Opinion, and relies on information that Mizuho Securities has obtained as of the date of the Opinion. With respect to information that Mizuho Securities has obtained as of the date of the Opinion and facts potentially included in such information, information and facts for which the effect on the share value of each bank is not necessarily apparent as of the date of the Opinion have been excluded from the scope of examination. Mizuho Securities has also assumed that there are no technical innovations or other phenomena that may have a significant effect on the business or financial, etc. outlook currently anticipated by each bank. Therefore, if there is a change in or effect on the facts that are basis of the assumptions of the examination in the Opinion on or after the date of the Opinion, or it becomes apparent that there is an effect on the share value due to the discovery of a potential fact as discussed above, etc., it may have an effect on Mizuho Securities’ opinion. However, Mizuho Securities will bear no responsibility whatsoever to amend, renew, supplement, or reconfirm the Opinion.

Mizuho Securities plans to receive a fee (including a success fee conditioned on completion of the Share Transfer) as consideration for services as Aichi Bank’s financial advisor in relation to the Share Transfer. Mizuho Securities and its related companies have in the past received fees from Aichi Bank and its related companies as consideration for the provision of services relating to financial advice and financing, etc. Aichi Bank agrees to indemnify Mizuho Securities for certain obligations incurred by Mizuho Securities due to its involvement, including those in relation to the submission of the Opinion. In the course of ordinary business or in connection with the Share Transfer, Mizuho Securities and the companies in the Mizuho Financial Group of which Mizuho Securities is a member may underwrite, hold, or sell on their own account or customer accounts all types of financial products, including certain shares, bonds, and other financial instruments issued by either of the Banks or their related companies, and may from time-to-time hold positions in such financial instruments and may carry out derivatives transactions regarding either of the Banks, their related companies, or all types of financial instruments issued by such companies. Mizuho Securities and the companies in the Mizuho Financial Group of which Mizuho Securities is a member may have a loan or other business relationship with either of the Banks or their related companies in the ordinary course of business or in connection with the Share Transfer, and may receive consideration for such acts.

Mizuho Securities was not requested to submit an opinion regarding Aichi Bank’s management decision-making on which proceeding with, or implementing, the Share Transfer are based, and Mizuho Securities’ opinion does not address such matters in any respect whatsoever. The Share Transfer Ratio was determined through negotiations between the Banks and approved by Aichi Bank’s board of directors, and Mizuho Securities’ opinion was just one of many factors considered when Aichi Bank examined the Share Transfer. Therefore, it cannot be viewed as a deciding factor for the board of directors of Aichi Bank with respect to the Share Transfer and the Share Transfer Ratio. Mizuho Securities was not requested to submit nor express, an opinion regarding transactions other than the Share Transfer or the relative merits of the Share Transfer and other transactions. Mizuho Securities does not bear an obligation to Aichi Bank or Aichi Bank’s board of directors to solicit the interest of third parties regarding the Share Transfer, and has not conducted such solicitation.

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Mizuho Securities’ opinion is limited to whether the Share Transfer Ratio is reasonable for the common shareholders of Aichi Bank from a financial perspective as of the date of the Opinion, and does not express an opinion regarding the reasonableness of the Share Transfer Ratio for other classes of security holders, creditors, or other related parties of Aichi Bank. The Opinion does not express an opinion regarding how common shareholders of Aichi Bank should exercise their voting rights or otherwise act in relation to the Share Transfer either. Mizuho Securities has not expressed an opinion regarding the various terms and conditions of the Share Transfer (excluding the Share Transfer Ratio), including the form or structure, etc. of the Share Transfer, and has not expressed an opinion regarding the amount or nature of remuneration, or reasonableness of such remuneration, to any director, executive officer, employee, or party equivalent thereto of the Banks, in connection with the Share Transfer.

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